Exhibit 10.13

Nanometrics Incorporated	Tel: 408.435.9600
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

February 17, 2009

James Moniz

Dear Jim:

I am pleased to offer you the position of Chief Financial Officer, on a regular, full-time basis reporting to Timothy Stultz, Chief Executive Officer. Upon acceptance of this offer, your hire date is scheduled for February 18, 2009.

Your starting salary is $11,538.46 per pay period, which when annualized is $300,000.00. You will be eligible to participate in the Management Bonus Plan with target of 50% of base salary at Plan providing company profitability.

In addition to this, a Stock Option Grant of 100,000 will be available to you subject to approval by the Board of Directors. One-third ( 1/3) of the Shares subject to the Option shall vest twelve months after the first anniversary of your hire date, and 1/36th vesting each month for the following two years, for a total 3 year vesting. Options have a 7-year term.

Acceptance of employment with Nanometrics, Inc. will be subject to a satisfactory completion of a criminal and/or educational background check which was completed December 2008.

Nanometrics has an excellent benefits program including health, dental, vision, life and long term disability insurance coverage. Nanometrics will pay a portion of the cost of your insurance coverage and a portion for your dependents in accordance with the terms of the benefits program in question. You will also be eligible to participate in the Executive Reimbursement Plan for healthcare benefits. Nanometrics may modify compensation and benefits from time to time, as it deems necessary and in its sole discretion.

All exempt employees are reviewed before completion of their 90-day introductory period.

This offer of employment is contingent upon:

Completion of the Nanometrics Employment Application

Signing of the Nanometrics Employee Patent & Confidential Information Agreement

Providing verification of your eligibility for employment in the United States, your continued employment is conditioned upon your maintaining authorization to work

Nanometrics is an at-will employer, which means that either you or the Company has the right to terminate employment at any time, with or without advance notice, and with or without cause, for any reason.

Nanometrics Incorporated	Tel: 408.435.9600
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

This offer is the full and complete statement of the parties understanding, supersedes any other communication, whether verbal or written, regarding your employment and can only be modified by a written statement signed by you and an Officer of the Company (or authorized delegate). The offer is valid until February 18, 2009.

Please acknowledge your acceptance of this offer by signing below. The entire Nanometrics staff looks forward to you joining us and becoming a key person with our growing team.

Sincerely,

/S/ CHRISTINE LUEDDEKE
Christine Lueddeke
Sr. Director, Human Resources

/S/ JAMES MONIZ
Accepted (Signature)

2-18-09
Date

2-18-09
Available Start Date